Exhibit 99.1

News Release First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450

FOR IMMEDIATE RELEASE	CONTACT:	Paul Clemens (Investors) EVP and Chief Financial Officer First Midwest Bancorp, Inc. (630) 875-7347

TRADED:	NASDAQ Global Select Market	James M. Roolf (Media) Media Relations First Midwest Bancorp, Inc. (815) 774-2071 jim.roolf@firstmidwest.com www.firstmidwest.com
SYMBOL:	FMBI

FIRST MIDWEST BANCORP, INC. RECEIVES

APPROVAL TO REPAY TARP INVESTMENT

ITASCA, IL, OCTOBER 26, 2011 – First Midwest Bancorp, Inc. (“First Midwest” or the “Company”) (NASDAQ NGS: FMBI) today announced that it has received approval from the United States Department of the Treasury (the “Treasury”) to redeem all of the $193 million of Series B preferred stock issued to the Treasury in December 2008 under the U.S. government’s Troubled Asset Relief Program (“TARP”). There are no conditions or qualifications of any kind associated with the approval. The Company anticipates that the redemption will be funded through a combination of existing liquid assets and proceeds from the completion of one or more debt offerings totaling approximately $115 million. The size, structure, and timing of any such debt offerings will depend upon overall market conditions.

“We are very pleased to make this announcement,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest Bancorp, Inc. “We believe it’s the right time to redeem Treasury’s investment and, with the absence of any requirement to raise equity, clearly in the best interest of our shareholders. Following repayment, we will continue to maintain capital levels well in excess of the highest regulatory guidelines and eliminate the dividend associated with the preferred stock. We believe that receipt of this approval further validates the strength and stability of First Midwest, as well as the actions we have undertaken to enhance our credit and operating performance.”

Scudder further commented, “First Midwest’s participation in the TARP program was supportive of Treasury’s efforts to enhance lending and to augment already well-capitalized institutions during uncertain economic times. Importantly, for more than 70 years, we have been an integral part of the communities we serve, striving to meet the credit, deposit and related financial needs of our clients. Our commitment to doing so into the future remains unchanged.”

Following the preferred stock redemption, the Company expects to enter into negotiations to repurchase the warrant held by Treasury to purchase 1.3 million shares of First Midwest common stock at an exercise price of $22.18 per share. Since its investment in December 2008, the Treasury has received more than $27.0 million in preferred stock dividends from the Company, and will receive additional value from the sale of the warrant.

About the Company

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of business, retail banking and trust and investment management services through some 100 offices located in communities in metropolitan Chicago, northwest Indiana, central and western Illinois and eastern Iowa. First Midwest was recently recognized as having the “Highest Customer Satisfaction with Retail Banking in the Midwest” according to the J.D. Power and Associates 2011 Retail Banking Satisfaction StudySM. The Bank is also recognized by the Chicago Tribune as one of the top 20 best places to work in Chicago among large employers.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results and the Company’s financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and other reports filed with the Securities and Exchange Commission. Forward-looking statements represent management’s best judgment as of the date hereof based on currently available information. Except as required by law, the Company undertakes no duty to update the contents of this press release after the date hereof.

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